EXHIBIT 99.1

LiqTech Announces Board Succession Change and Appointment of New Director

LIQTECH HOLDING, BALLERUP, DENMARK Jun 26, 2023 8:00 AM ET

BALLERUP, Denmark, June 26, 2023 -- LiqTech International, Inc. (NASDAQ: LIQT), a clean technology company that manufactures and markets highly specialized filtration products and systems, announces the following changes to its Board of Directors in accordance with ongoing succession planning.

Chairman Mark Vernon has announced that he will retire from the Board today after serving as a Director for more than 10 years and as Chairman for the past five years. Alex Buehler, who joined the Board in 2018 and who served briefly as the Company's Interim Chief Executive Officer in 2022, has been appointed as Chairman of the Board with immediate effect. Alex is currently the President & CEO of Integrated Water Services and an independent director and Chairman of the Audit Committee of Energy Recovery. Alex will also serve as Chairman of LiqTech's Governance & Nominating Committee.

Commenting on Mark Vernon's retirement, Fei Chen, Chief Executive Officer of LiqTech, said:

"On behalf of our shareholders, the Board acknowledges with gratitude Mark's significant contribution to LiqTech over the past 10 years. In his role as Chairman, Mark's leadership and steady hand have been vital in guiding the business through significant changes and challenges."

Commenting on his retirement and Alex Buehler's appointment, Mark Vernon, Chairman, said:

"It has been a pleasure to serve the shareholders and the Company for over 10 years and, throughout this time, face the challenges of a technology company in gaining market traction and developing a professional management team and core business processes. I express to everyone at LiqTech my very best wishes for the future and am confident that the Company will be successful in developing into a high-growth, profitable business.

"Alex's previous experience as Interim Chief Executive Officer of LiqTech in 2022, combined with his international business experience, has prepared him well to assume the role of Chairman of the Board at this important time in its evolution. His skills, Company insight and experience make him an ideal fit in this new role, and I have full confidence in his ability to help guide the Company through the next phases of its growth and development."

Further, LiqTech is pleased to announce that Mr. Martin Kunz has been appointed to the Company's Board of Directors with immediate effect. Martin has also been appointed to serve on the Company's Audit, Compensation, and Governance & Nominating Committees. Martin brings to the Board very broad experience across multiple industrial end markets along with extensive international exposure. He is currently serving as the President & CEO of Concentric AB, a publicly traded globally operating company listed on the Swedish Stock Exchange that specializes in innovative solutions in flow control and fluid power. Prior to this, Martin held senior leadership roles at Xylem and Pentair.

Newly appointed Chairman, Alex Buehler, stated, "It is an honor and privilege to serve as the next Chairman of the Board for LiqTech International, and I want to thank Mark for his many years of service and lasting contribution to the Company. Moreover, I look forward to continuing the close collaboration with our CEO, Fei Chen, the Board, and the management team as we strive to accelerate strategic and commercial momentum across the business and unlock the full potential of LiqTech's differentiated products and technologies. We are delighted to appoint Martin to the Board of Directors and look forward to his contributions and insight into achieving our business objectives."

ABOUT LIQTECH INTERNATIONAL, INC.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that provides state-of-the-art ceramic silicon carbide filtration technologies for gas and liquid purification. LiqTech's silicon carbide membranes are designed to be used in the most challenging purification applications, and its silicon carbide filters are used to control diesel exhaust soot emissions. Using nanotechnology, LiqTech develops products using its proprietary silicon carbide technology, resulting in a wide range of component membranes, membrane systems, and filters for both microfiltration and ultrafiltration applications. By incorporating LiqTech's SiC liquid membrane technology with the Company´s extensive systems design experience and capabilities, LiqTech offers unique, turnkey solutions for the most difficult water purification applications.

For more information, please visit: www.liqtech.com

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Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation, and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.